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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                           The DeWolfe Companies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock - $.01 Par Value
--------------------------------------------------------------------------------

                                    252115100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 15, 1999*

--------------------------------------------------------------------------------
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:


/ /               Rule 13d-1(b)

/x/               Rule 13d-1(c)

/ /               Rule 13d-1(d)


* The reporting person previously filed on Schedule 13D; the Date of Event specified herein is the date of the reporting person's last amendment on
Schedule 13D.




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                                Page 1 of 5 pages
                                  SCHEDULE 13G


CUSIP No. 252115100                                            Page 2 of 5 pages



1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
Persons

                         Robert N. Sibcy
         -------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            ------------------------------------------------------------------

         (b)
            ------------------------------------------------------------------

3)       SEC Use Only
                     ---------------------------------------------------------

4)       Citizenship or Place of Organization U.S.A.
                                             --------

Number of Shares        5)    Sole Voting Power               421,035
Beneficially Owned                             --------------------------------
By Each Reporting       6)    Shared Voting Power                   0
Person With                                     -------------------------------
                        7)    Sole Dispositive Power           421,035
                                                    ---------------------------

                        8)    Shared Dispositive Power               0
                                                      -------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                     421,035
         ----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         ----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)        12.5%
                                                          ---------------------

12)      Type of Reporting Person (See Instructions)       IN
                                                    ---------------------------



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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

CUSIP No. 252115100                                            Page 3 of 5 pages

Item 1(a)         Name of Issuer:  The DeWolfe Companies, Inc.

      (b)         Address of Issuer's Principal Executive Offices:

                         80 Hayden Avenue
                         Lexington, Massachusetts 02421

Item 2(a)         Name of Person Filing:  Robert N. Sibcy

      (b)         Address of Principal Business Office or, if none, Residence:

                         8044 Montgomery Road
                         Cincinnati, OH  45236

      (c)         Citizenship:  USA

      (d)         Title of Class of Securities, Common Stock, $.01 par value

      (e)         CUSIP NUMBER:  252115100

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

                  If this statement is filed pursuant to Section 240.13d-1(c), check this box /X/


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CUSIP No. 252115100                                            Page 4 of 5 pages


Item 4 (a)        Amount Beneficially Owned:                          421,035

       (b)        Percent of Class:                                        12.5%

       (c)        Number of Shares as to which such person has:

                  (i)      sole power to direct the vote              421,035

                  (ii)     shared power to vote or to direct the vote       0

                  (iii)    sole power to dispose or to direct the
                           disposition of                             421,035

                  (iv)     shared power to dispose or to direct the
                           disposition of                                   0



Item 5            Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not Applicable

Item 8            Identification and Classification of Members of the Group:

                  Not Applicable

Item 9            Notice of Dissolution of Group:

                  Not Applicable



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CUSIP No. 252115100                                            Page 5 of 5 pages


Item 10           Certification

                  (a)      Not Applicable
                  (b) By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                      October 15, 1999
                                      ------------------------------------------
                                      Date


                                      /s/ ROBERT N. SIBCY
                                      ------------------------------------------
                                      Signature


                                      Robert N. Sibcy
                                      ------------------------------------------
                                      Name/Title